Exhibit 99.1

For more information, contact:

Megan Bishop, Teneo for WW

917.544.0071

megan.bishop@teneostrategy.com

WW Launches New “Gamechanger” Advertisement Featuring the Power of the WW App for Its Members

NEW YORK, April 29, 2019 – WW (NASDAQ: WW) — the new Weight Watchers — today as part of its Spring campaign launched a new spot called “Gamechanger” highlighting the power and impact the WW app has for all its members. The new advertisement features Oprah Winfrey, who is both an active WW board member and WW member, calling another WW member to talk about how powerful the WW app has been on her wellness journey, the friendships she has made within the community and the support network that is available to her 24/7. “Gamechanger” launches on national broadcast and will also appear on social channels.

“We aim to be the world’s everything app for wellness. Today, we’re celebrating the power of the WW app for our members through this new creative asset with Oprah,” said Mindy Grossman, President and Chief Executive Officer of WW. “This advertisement brings to life the impact the WW app has on our members. All of our members, which at the close of the first quarter was approximately 4.6 million people, have access to this incredible, Webby Award-winning app.”

The digital experience on the highly-rated WW app and the in-person experience at WW Studio locations provide the tools, information and inspiration to help people build sustainable habits and achieve their goals. The WW program works because it’s grounded in science, enabled by technology and powered by community. It is more effective and livable than ever, and WW remains a category leader, having been ranked #1 “Best for Weight Loss” for the ninth year in a row by health experts in the 2019 Best Diets rankings released by U.S. News & World Report.

About WW

WW – the new Weight Watchers – is a global wellness company and the world’s leading commercial weight management program. We inspire millions of people to adopt healthy habits for real life. Through our engaging digital experience and face-to-face group workshops, members follow our livable and sustainable program that encompasses healthy eating, physical activity, and a helpful mindset. With more than five decades of experience in building communities and our deep expertise in behavioral science, we aim to deliver wellness for all. To learn more about the WW approach to healthy living, please visit ww.com. For more information about our global business, visit our corporate website at corporate.ww.com.